ARTICLES OF AMENDMENT OF THE
                       ARTICLES OF INCORPORATION OF:

                       SIGNAL APPAREL COMPANY, INC.

The undersigned officers of Signal Apparel Company, Inc. (hereinafter referred to as the "Corporation") existing pursuant to the provisions of the Indiana Business Corporation Law as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certify the following facts:

                          ARTICLE 1 Amendment(s)

Section 1  The date of incorporation of the corporation is:

April 24, 1891.

Section 2 The name of the corporation following this amendment to the Articles of Incorporation is:

Signal Apparel Company, Inc.

Section 3 The exact text of Article(s) Fourth of the Articles of Incorporation is now as follows:

The total number of shares of capital stock of all classifications which the Corporation shall have the authority to issue is Forty-One Million Six Hundred Thousand (41,600,000) shares, divided into two classes, as follows: Forty Million (40,000,000) shares of Common Stock having par value of $.01 par value, One Million Six Hundred Thousand (1,600,000) shares of Preferred Stock having no par value.

Section 4  Date of each amendment's adoption:

May 11, 1995


                  ARTICLE II Manner of Adoption and Vote

Section 1  Action by Directors:

The Board of Directors of the Corporation duly adopted a resolution proposing to amend the terms and provisions of Article(s) Fourth of the Articles of Incorporation and directing a meeting of the Shareholders, to be held on May 11, 1995, allowing such Shareholders to vote on the proposed amendment.

The resolution was adopted by:  a vote of the Board of Directors at a meeting held on February 24, 1995, at which a quorum of such
Board was present.

Section 2  Action by Shareholders:

The Shareholders of the Corporation entitled to vote in respect of the Articles of Amendment adopted the proposed amendment. The amendment was adopted by: a vote of such Shareholders during the meeting called by the Board of Directors. The result of such vote is as follows:

                                             TOTAL

SHAREHOLDERS ENTITLED TO VOTE:            10,377,826

SHAREHOLDERS VOTED IN FAVOR:               9,758,320

SHAREHOLDERS VOTED AGAINST:                   74,292

Section 3  Compliance with Legal Requirements

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

I hereby verify subject to the penalties of perjury that the statements contained are true this 26th day of July, 1995.


Current Officer's Signature        Officers Name Printed

/s/ Robert J. Powell               Robert J. Powell

Officer's Title

Secretary